Exhibit 99(a)(1)(xi)




Contact:  Charles Dawson                                   For Immediate Release
Phone:     973-428-4600




     Five Star Products, Inc. Announces Completion of its Self Tender Offer

New York, April 6, 2004 - Charles Dawson, President of Five Star Products, Inc. (OTCBB: FSPX) announced today the final results of its self tender offer, which expired at 5:00 p.m., New York City time, on March 31, 2004.

Based on the final tabulation by Computershare Trust Company of New York, the depositary for the tender offer, 2,647,790 shares of common stock were properly tendered and not withdrawn. Accordingly, Computershare Trust Company of New York will promptly issue payment for all such shares.

Five Star Products is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,500 independent retail dealers in twelve states making Five Star Products one of the largest distributors of its kind in the Northeast. The company operates two state-of-the-art warehouse facilities located in Newington, CT and East Hanover, NJ. All operations are coordinated from the Company's NJ headquarters. Five Star Products offers products from leading manufacturers such as Cabot Stain, William Zinsser & Company, Dap, General Electric, American Tool, Stanley Tools, USG, Minwax, and 3M Corporation. The Company's success can be attributed to a continuous commitment to provide customers with the highest level of service at reasonable prices.

The forward-looking statements contained herein relating to Five Star Products reflect Five Star Products' management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of Five Star Products, including, but not limited to the risks and uncertainties detailed in Five Star Products' periodic reports and registration statements filed with the Securities and Exchange Commission.

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